Contacts:

Scott M. Tsujita(Investor Relations)	Pete Schuddekopf (Media Relations)
Sr. Vice President of Finance,	Hypercom Corporation
Treasury & Investor Relations	602.504.5383
Hypercom Corporation	pschuddekopf@hypercom.com

602.504.5161
stsujita@hypercom.com

FOR IMMEDIATE RELEASE

Hypercom Names Thomas Liguori Chief Financial Officer

PHOENIX, October 25, 2005 – Hypercom Corporation (NYSE: HYC) announced today the appointment of Thomas Liguori as Senior Vice President and Chief Financial Officer. He will join the company on November 14, 2005 and report to Hypercom CEO William Keiper. With Mr. Liguori’s appointment, Grant Lyon, interim Chief Financial Officer since March 2005, will be leaving the company.

Mr. Liguori joins Hypercom from Iomega Corporation where he serves as Chief Financial Officer. Mr. Ligouri has also held Chief Financial Officer positions at Channell Commercial Corporation and Dole Europe, Dole Food Company’s operations in Europe, Africa and the Middle East.

“Tom Liguori is a seasoned public company financial executive, with impressive international credentials, and an outstanding record of leadership and achievement. His management of the financial, IT and various other support functions will add significant strength to our global management team. He has particular expertise in cost analysis and management, both as a Deloitte & Touche consultant, as well as many years of public company financial management and reporting,” said Mr. Keiper. “Tom will build on the terrific work that Grant Lyon has done as interim CFO, and will be a great business partner for the other members of the Hypercom senior management team. He will manage and utilize the financial resources of the company to add to our ability to compete globally for greater market share and profits for our stakeholders.”

About Thomas Liguori

Thomas Liguori has more than 23 years of experience in corporate financial matters. He is currently Vice President, Finance and Chief Financial Officer of Iomega Corporation. There, he has teamed with the CEO to restructure the company, reduce receivables and inventory and exit unprofitable product lines. He also developed a global product cost system to analyze SKU profitability and forecast future margins. Prior to that, Mr. Liguori was Chief Financial Officer of Channell Commercial Corporation. There he directed all aspects of corporate finance for the company’s operations in the United States, United Kingdom and Australia, including financial/SEC reporting, investor relations, general accounting, treasury, tax, banking, information technology, and mergers and acquisitions.

Prior to that, Mr. Liguori was Chief Financial Officer for Dole Europe, a $1.6 billion organization consisting of Dole Food Company’s operations in Europe, Africa and the Middle East. There he led the financial and IT functions during a three-year period in which revenues increased 66%. Based in Paris, Mr. Liguori led a team of professionals throughout Europe and Africa; structured and negotiated M&A and corporate development transactions; and, participated in internal business startups and post-acquisition transition and integration projects. Mr. Liguori was also Vice President of Finance at Dole Packaged Foods, where he managed the finance function, partnered with senior management in profit improvement initiatives, and implemented a sophisticated finance model providing analyses and decision-making information by individual product line and customer.

Mr. Liguori also held positions with Teledyne Technologies, Inc., Deloitte & Touche and Honeywell, Inc.

Mr. Liguori holds a Master’s degree, summa cum laude, in Business Administration with a concentration in Finance from Arizona State University, and a Bachelor of Science degree, summa cum laude, in Business Administration from Boston University. He is a member of the Financial Executives Institute, the Institute of Management Accountants and the American Production and Inventory Control Society.

About Hypercom (www.hypercom.com)

Widely recognized as the global payment technology innovator, Hypercom delivers complete card payment terminal, network access device, server and transaction networking solutions that help merchants and financial institutions generate revenues and increase profits. Hypercom’s card payment terminal, network and server solutions are leading the transformation of electronic payments in more than 100 countries. The company is headquartered in Phoenix, Arizona.

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Hypercom is a registered trademark of Hypercom Corporation. All other products or services mentioned in this document are trademarks, service marks, registered trademarks or registered service marks of their respective owners. This press release includes statements that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding new executive appointments, market share growth, market acceptance of new products, product performance, product sales, revenues and profits. These forward-looking statements are based on management’s current expectations and beliefs and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In particular, factors that could cause actual results to differ materially from those in forward-looking statements include the ability to attract and retain qualified and experienced executives; the ability to win new customers and new business; industry, competitive and technological changes; the loss of, and failure to replace any significant customers; the composition, timing and size of orders from and shipments to major customers; inventory obsolescence; market acceptance of new products and services; the performance of suppliers and subcontractors; risks associated with international operations and foreign currency fluctuations; the state of the U.S. and global economies in general and other risks detailed in our filings with the Securities and Exchange Commission , including the Company’s most recent 10-K and subsequent 10-Qs. Forward-looking statements speak only as of the date made and are not guarantees of future performance. We undertake no obligation to publicly update or revise any forward-looking statements. HYCP